Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2020

Strong Progress on Strategic Review Initiative, Process Completed for Majority of the Portfolio

Announcing New Share Repurchase Authorization

BALTIMORE, MARYLAND - November 5, 2020 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the third quarter and nine months ended September 30, 2020. The Company also announced strong progress on its strategic review initiative and announced the authorization of a new share repurchase program by its board of directors.

Following progress made on the strategic review initiative during the third quarter, entities related to closed and pending asset divestitures have been classified as Discontinued Operations. Unless indicated otherwise, the results presented below relate to Continuing Operations, which encompass Laureate's operations in Mexico and Peru, as well as Laureate's Corporate overhead expenses.

Third Quarter 2020 Highlights (compared to third quarter 2019):

•	On a reported basis, revenue decreased 12% to $243.5 million, due primarily to the weakening of foreign currencies against the US Dollar. On an organic constant currency basis[1], revenue decreased by 4%.
•	Operating loss for the third quarter of 2020 was $(318.2) million, driven by impairment charges of $323.4 million related to the Laureate tradename, as compared to operating loss of $(18.4) million for the third quarter of 2019.
•	Net loss (including Discontinued Operations) for the third quarter of 2020 was $(784.4) million, primarily attributable to the impairment charges noted above of $323.4 million, as well as the loss from asset sales of $343.6 million, as compared to net loss of $(96.8) million for the third quarter of 2019.
•	Adjusted EBITDA for the third quarter of 2020 was $50.4 million, as compared to Adjusted EBITDA of $30.5 million for the third quarter of 2019. The increase in Adjusted EBITDA was aided by tight cost controls and the acceleration of productivity initiatives, as well as favorable timing impacts from the shifting of certain classes to the third quarter as a result of the COVID-19 pandemic.

Nine Months Ended September 30, 2020 Highlights (compared to nine months ended September 30, 2019):

•	New enrollments decreased 7%, as a result of the COVID-19 pandemic.
•	Total enrollments decreased 10%.
•	On a reported basis, revenue decreased 14% to $739.7 million, due to the weakening of foreign currencies against the US Dollar and impacts from the COVID-19 pandemic. On an organic constant currency basis, revenue decreased 7%.
•	Operating loss for the nine months ended September 30, 2020 was $(366.2) million, driven by impairment charges of $350.9 million, as compared to operating loss of $(21.3) million for the nine months ended September 30, 2019.
•	Net loss (including Discontinued Operations) for the nine months ended September 30, 2020 was $(997.7) million, mainly attributable to impairment charges of $990.3 million and loss from asset sales of $363.3 million, partially offset by a discrete tax benefit, as compared to net income (including Discontinued Operations) of $877.1 million for the nine months ended September 30, 2019, which was largely attributable to gains from asset sales.
•	Adjusted EBITDA for the nine months ended September 30, 2020 was $115.1 million, as compared to Adjusted EBITDA of $104.2 million for the nine months ended September 30, 2019. The increase in Adjusted EBITDA was aided by tight cost controls and the acceleration of productivity initiatives.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “Laureate has made strong progress on our strategic review initiative, having closed on the sales of our operations in Chile, Malaysia, Australia and New Zealand, and signing definitive agreements to sell our operations in Brazil and Walden University in the U.S. We are pleased to announce the Board’s new share buyback authorization, and remain committed to generating additional shareholder value as we continue to explore alternatives for the businesses in our remaining markets.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Third Quarter 2020 Results

For the third quarter of 2020, revenue on a reported basis was $243.5 million, a decrease of $33.8 million, or 12%, compared to the third quarter of 2019, due primarily to the weakening of foreign currencies against the US Dollar. On an organic constant currency basis, revenue decreased 4%. The operating loss for the third quarter of 2020 was $(318.2) million, compared to an operating loss of $(18.4) million for the third quarter of 2019, an increased loss of $299.8 million, driven by impairment charges of $323.4 million and weaker currencies. The impairment charge for the third quarter was related to our Laureate tradename and resulted from the additional divestitures announced during the third quarter of 2020, which changed this intangible asset from being indefinite lived to finite lived. Net loss (including Discontinued Operations) for the third quarter of 2020 was $(784.4) million, attributable to the impairment charges and loss from asset sales, as compared to net loss (including discontinued operations) of $(96.8) million for the third quarter of 2019. Basic and diluted loss per share were $(3.73) for the third quarter of 2020.

Adjusted EBITDA for the third quarter of 2020 was $50.4 million, as compared to Adjusted EBITDA of $30.5 million for the third quarter of 2019. The increase in Adjusted EBITDA was aided by tight cost controls and the acceleration of productivity initiatives, as well as favorable timing impacts from the shifting of certain classes to the third quarter as a result of the COVID-19 pandemic.

Nine Months Ended September 30, 2020 Results

New enrollments for the nine months ended September 30, 2020 decreased 7%, compared to new enrollment activity for the nine months ended September 30, 2019, reflecting the impact from the COVID-19 pandemic. New enrollments in Mexico and Peru regions were down 6% and 9%, respectively. Total enrollments were down 10%.

For the nine months ended September 30, 2020, revenue on a reported basis was $739.7 million, a decrease of $120.5 million, or 14%, when compared to the nine months ended September 30, 2019, due to the weakening of foreign currencies against the US Dollar and impacts from the COVID-19 pandemic. On an organic constant currency basis, revenue decreased 7%. The operating loss for the nine months ended September 30, 2020 was $(366.2) million, compared to an operating loss of $(21.3) million for the nine months ended September 30, 2019, an increased loss of $344.9 million. Operating loss during the 2020 period was driven by impairment charges of $350.9 million. Net loss (including Discontinued Operations) for the nine months ended September 30, 2020 was $(997.7) million, attributable to the impairment charges and loss from asset sales, partially offset by a discrete tax benefit, as compared to net income (including Discontinued Operations) of $877.1 million for the nine months ended September 30, 2019 that was largely attributable to gains from asset sales. Basic and diluted loss per share for the nine months ended September 30, 2020 were $(4.72).

Adjusted EBITDA for the nine months ended September 30, 2020 was $115.1 million, as compared to Adjusted EBITDA of $104.2 million for the nine months ended September 30, 2019. The increase in Adjusted EBITDA was aided by tight cost controls and the acceleration of productivity initiatives.

Balance Sheet and Capital Structure

Laureate has a strong financial position with significant liquidity. Total debt, net of cash, was $803 million as of September 30, 2020. This includes $830 million of cash (of which $113 million was recorded at subsidiaries that were classified as held for sale), and gross debt, including seller notes, of $1.6 billion (of which $180 million was recorded at subsidiaries that were classified as held for sale).

The cash and debt balances as of September 30, 2020 are prior to approximately $2.6 billion of net proceeds (net of taxes, fees and other expenses) that are anticipated from the sale of Laureate's operations in Australia/New Zealand, Brazil, Walden University and Honduras, for which definitive agreements have been executed.

On November 3, 2020, Laureate completed the sale of its operations in Australia/New Zealand, and received net proceeds of approximately $650 million.

Share Repurchase Program

Laureate’s board of directors has approved a new stock repurchase program to acquire up to $300 million of the Company’s Class A common stock. The Company expects to complete the repurchase program by no later than the end of 2021, dependent on market conditions.

The Company’s proposed repurchases may be made from time to time on the open market at prevailing market prices, in privately negotiated transactions, in block trades and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Repurchases may be effected pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act. The Company’s board will review the share repurchase program periodically and may authorize adjustment of its terms and size or suspend or discontinue the program. The Company intends to finance the repurchases with free cash flow and excess cash and liquidity on-hand.

Reclassifications to Discontinued Operations

During the third quarter, Laureate completed the sale of its operations in Chile, signed a definitive agreement to sell and subsequently closed on the sale of its operations in Australia/New Zealand, and additionally announced that it had signed definitive agreements to sell Walden University and its operations in Brazil. Accordingly, beginning in the third quarter of 2020, those business units have been included in Discontinued Operations for all periods presented. The remaining operations within Continuing Operations are Mexico and Peru, as well as Laureate's Corporate overhead expenses.

2020 Outlook

Laureate is updating its full-year 2020 guidance due to the reclassification of various operations into Discontinued Operations.

Based on current foreign exchange spot rates2, Laureate expects its full-year 2020 results to be as follows:

Continuing Operations

•	Total enrollments estimated to be approximately 325,000 students;
•	Revenues estimated to be in the range of $1,000 to $1,020 million; and
•	Adjusted EBITDA estimated to be in the range of $185 to $195 million.

Consolidated Operations

•	Free Cash Flow, defined as operating cash flow less capital expenditures, expected to be in the range of $150 to $170 million.

Following completion of all pending asset sales, Laureate anticipates being able to further reduce its trailing 12-month Corporate overhead expenses by 70-80%.

The above outlook assumes that all entities currently included within Continuing Operations remain there for the entirety of 2020. If and when additional entities are required to be moved to Discontinued Operations during 2020, outlook will be subject to revision.

Reconciliations of forward-looking non-GAAP measures (2020 Adjusted EBITDA outlook and 2020 Free Cash Flow outlook) to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA and Free Cash Flow to projected net income and operating cash flow, respectively, without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

2 Based on actual FX rates for January-October 2020, and current spot FX rates (local currency per U.S. Dollar) of MXN 21.11, BRL 5.60 and PEN 3.59 for November - December 2020. FX impact may change based on fluctuations in currency rates in future periods.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.- based callers) or 1-703-639-1262 (for international callers), and requesting to join the Laureate conference call, conference ID 8249309. Replays of the entire call will be available through November 12, 2020, at 1-855-859-2056 (for U.S.- based callers) and at 1-404-537-3406 (for international callers), conference ID 8249309. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA and related margin, costs, capital expenditures, and Free Cash Flow, (ii) our planned divestitures, the expected proceeds generated therefrom and the expected reduction in revenue resulting therefrom, (iii) our exploration of strategic alternatives and potential future plans, strategies or transactions that may be identified, explored or implemented as a result of such review process and any resulting litigation or dispute therewith and (iv) the potential impact of the COVID-19 pandemic on our business or the global economy as a whole are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including, with respect to our exploration of strategic alternatives, risks and uncertainties as to the terms, timing, structure, benefits and costs of any divestiture or separation transaction and whether one will be consummated at all, and the impact of any divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 27, 2020, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA and Free Cash Flow. We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free Cash Flow consists of operating cash flow minus capital expenditures. Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debts.

Laureate’s calculations of Adjusted EBITDA and Free Cash Flow are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

At Laureate Education, Inc., we understand the transformative power of education. For more than 20 years, we have remained committed to making a positive impact in the communities we serve, by providing accessible, high-quality undergraduate, graduate and specialized degree programs. We know that when our students succeed, countries prosper and societies benefit. Our longstanding commitment to operating with purpose is evidenced by our status as one of the world’s largest Certified B Corporations® and being the first Public Benefit Corporation publicly listed on any stock exchange in the world.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	YTD 3Q	YTD 3Q	Change		As of	As of	Change
	2020	2019	Total	Organic	09/30/2020	09/30/2019	Total	Organic
Mexico	103,500	110,400	(6)%	(6)%	192,100	206,400	(7)%	(7)%
Peru	61,300	67,400	(9)%	(9)%	143,500	165,300	(13)%	(13)%
Laureate (1)	164,800	177,800	(7)%	(7)%	335,600	371,700	(10)%	(10)%

(1) Excludes new and total enrollments for our discontinued operations

Consolidated Statements of Operations

	For the three months ended			For the nine months ended
	September 30,			September 30,
IN MILLIONS	2020	2019	Change	2020	2019	Change
Revenues	$243.5	$277.3	$(33.8)	$739.7	$860.2	$(120.5)
Costs and expenses:
Direct costs	185.8	229.7	(43.9)	614.1	706.8	(92.7)
General and administrative expenses	52.6	65.9	(13.3)	140.8	174.5	(33.7)
Loss on impairment of assets	323.4	—	323.4	350.9	0.2	350.7
Operating loss	(318.2)	(18.4)	(299.8)	(366.2)	(21.3)	(344.9)
Interest income	0.7	0.9	(0.2)	1.6	2.6	(1.0)
Interest expense	(24.7)	(28.3)	3.6	(75.7)	(101.5)	25.8
Loss on debt extinguishment	—	(0.2)	0.2	—	(22.1)	22.1
Gain (loss) on derivatives	—	0.3	(0.3)	(0.6)	9.2	(9.8)
Other income, net	1.3	1.0	0.3	0.8	9.1	(8.3)
Foreign currency exchange (loss) gain, net	(2.9)	7.7	(10.6)	71.1	7.6	63.5
Gain (loss) on sales of assets, net	0.6	(1.5)	2.1	(1.2)	(1.5)	0.3
Loss from continuing operations before income taxes and equity in net income of affiliates	(343.2)	(38.6)	(304.6)	(370.2)	(117.9)	(252.3)
Income tax benefit (expense)	72.2	(48.1)	120.3	293.5	(94.0)	387.5
Equity in net income of affiliates, net of tax	—	—	—	0.2	0.2	—
Loss from continuing operations	(271.0)	(86.6)	(184.4)	(76.5)	(211.7)	135.2
(Loss) income from discontinued operations, net of tax	(169.8)	31.0	(200.8)	(558.0)	240.4	(798.4)
(Loss) gain on sales of discontinued operations, net of tax	(343.6)	(41.1)	(302.5)	(363.3)	848.4	(1,211.7)
Net (loss) income	(784.4)	(96.8)	(687.6)	(997.7)	877.1	(1,874.8)
Net loss attributable to noncontrolling interests	—	1.6	(1.6)	5.1	0.5	4.6
Net (loss) income attributable to Laureate Education, Inc.	$(784.4)	$(95.2)	$(689.2)	$(992.7)	$877.6	$(1,870.3)

Accretion of redeemable noncontrolling interests and equity	$—	$(0.2)	$0.2	$0.2	$0.3	$(0.1)
Net (loss) income available to common stockholders	$(784.4)	$(95.4)	$(689.0)	$(992.5)	$877.9	$(1,870.4)

Basic and diluted earnings (loss) per share:
Basic and diluted weighted average shares outstanding	210.0	224.2	(14.2)	209.9	224.5	(14.6)
Basic and diluted (loss) earnings per share	$(3.73)	$(0.43)	$(3.30)	$(4.72)	$3.91	$(8.63)

Revenue and Adjusted EBITDA by segment (continuing operations)

IN MILLIONS

			% Change		$ Variance Components
For the three months ended September 30,	2020	2019	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$115.9	$145.8	(21)%	(10)%	$(29.9)	$(14.7)	$—	$—	$(15.2)
Peru	127.3	130.8	(3)%	3%	(3.5)	4.2	—	—	(7.7)
Corporate & Eliminations	0.3	0.7	(57)%	(57)%	(0.4)	(0.4)	—	—	—
Total Revenues	$243.5	$277.3	(12)%	(4)%	$(33.8)	$(10.9)	$—	$—	$(22.9)

Adjusted EBITDA
Mexico	$15.5	$23.1	(33)%	(27)%	$(7.6)	$(6.3)	$0.2	$—	$(1.5)
Peru	56.5	45.2	25%	33%	11.3	14.7	—	—	(3.4)
Corporate & Eliminations	(21.6)	(37.8)	43%	43%	16.2	16.2	—	—	—
Total Adjusted EBITDA	$50.4	$30.5	65%	81%	$19.9	$24.6	$0.2	$—	$(4.9)

			% Change		$ Variance Components
For the nine months ended September 30,	2020	2019	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$385.0	$464.7	(17)%	(7)%	$(79.7)	$(32.4)	$—	$—	$(47.3)
Peru	351.4	391.1	(10)%	(7)%	(39.7)	(25.5)	—	—	(14.2)
Corporate & Eliminations	3.3	4.5	(27)%	(27)%	(1.2)	(1.2)	—	—	—
Total Revenues	$739.7	$860.2	(14)%	(7)%	$(120.5)	$(59.0)	$—	$—	$(61.5)

Adjusted EBITDA
Mexico	$58.5	$80.5	(27)%	(14)%	$(22.0)	$(10.9)	$(0.8)	$—	$(10.3)
Peru	129.0	133.8	(4)%	1%	(4.8)	1.1	—	—	(5.9)
Corporate & Eliminations	(72.4)	(110.0)	34%	34%	37.6	37.6	—	—	—
Total Adjusted EBITDA	$115.1	$104.2	10%	27%	$10.9	$27.9	$(0.8)	$—	$(16.2)

(2) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2019 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	September 30, 2020	December 31, 2019	Change
Assets
Cash and cash equivalents	$716.8	$61.6	$655.2
Receivables (current), net	111.9	75.1	36.8
Other current assets	141.4	72.9	68.5
Current assets held for sale	510.4	706.5	(196.1)
Property and equipment, net	547.1	640.6	(93.5)
Operating lease right-of-use assets, net	444.7	521.8	(77.1)
Goodwill and other intangible assets	739.5	1,168.6	(429.1)
Deferred income taxes	295.9	49.4	246.5
Other long-term assets	69.2	98.9	(29.7)
Long-term assets held for sale	1,598.3	3,101.0	(1,502.7)
Total assets	$5,175.1	$6,496.4	$(1,321.3)

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$202.4	$267.7	$(65.3)
Deferred revenue and student deposits	62.6	54.8	7.8
Total operating leases, including current portion	495.0	559.0	(64.0)
Total long-term debt, including current portion	1,396.7	1,151.4	245.3
Other liabilities	222.2	196.8	25.4
Current and long-term liabilities held for sale	969.9	1,450.1	(480.2)
Total liabilities	3,348.9	3,680.0	(331.1)
Redeemable noncontrolling interests and equity	1.7	12.3	(10.6)
Total stockholders’ equity	1,824.6	2,804.2	(979.6)
Total liabilities and stockholders’ equity	$5,175.1	$6,496.4	$(1,321.3)

Consolidated Statements of Cash Flows

	For the nine months ended September 30,
IN MILLIONS	2020	2019	Change
Cash flows from operating activities
Net (loss) income	$(997.7)	$877.1	$(1,874.8)
Depreciation and amortization	116.1	146.3	(30.2)
Loss on impairment of assets	990.3	25.5	964.8
Loss (gain) on sales of subsidiaries and disposal of property and equipment, net	317.2	(814.2)	1,131.4
Loss (gain) on derivative instruments	0.6	(8.3)	8.9
Payments for settlement of derivative contracts	(0.6)	(8.2)	7.6
Loss on debt extinguishment	—	26.9	(26.9)
Interest paid on deferred purchase price for acquisitions	(4.0)	—	(4.0)
Deferred income taxes	(264.4)	(3.1)	(261.3)
Unrealized foreign currency exchange (gain) loss	(15.4)	8.4	(23.8)
Income tax receivable/payable, net	(56.9)	(39.7)	(17.2)
Working capital, excluding tax accounts	(59.1)	(86.2)	27.1
Other non-cash adjustments	195.5	187.8	7.7
Net cash provided by operating activities	221.8	312.3	(90.5)
Cash flows from investing activities
Purchase of property and equipment	(62.3)	(102.1)	39.8
Expenditures for deferred costs	(12.0)	(12.1)	0.1
Receipts from sales of discontinued operations, net of cash sold, and property and equipment	40.1	1,141.7	(1,101.6)
Settlement of derivatives related to sale of discontinued operations and net investment hedge	—	12.9	(12.9)
Proceeds from sale of investment	—	11.5	(11.5)
Investing other, net	—	(1.1)	1.1
Net cash (used in) provided by investing activities	(34.2)	1,050.7	(1,084.9)
Cash flows from financing activities
Increase (decrease) in long-term debt, net	268.1	(1,465.7)	1,733.8
Payments of deferred purchase price for acquisitions	(5.7)	(19.8)	14.1
Payments to purchase noncontrolling interests	—	(5.8)	5.8
Proceeds from exercise of stock options	26.7	1.7	25.0
Payments to repurchase common stock	(29.2)	(87.9)	58.7
Payments of debt issuance costs	(0.7)	(6.6)	5.9
Financing other, net	(1.8)	(3.5)	1.7
Net cash provided by (used in) financing activities	257.4	(1,587.6)	1,845.0
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(13.4)	(3.0)	(10.4)
Change in cash included in current assets held for sale	218.3	230.2	(11.9)
Net change in Cash and cash equivalents and Restricted cash	649.8	2.6	647.2
Cash and cash equivalents and Restricted cash at beginning of period	97.8	125.6	(27.8)
Cash and cash equivalents and Restricted cash at end of period	$747.7	$128.3	$619.4

Non-GAAP Reconciliation

The following table reconciles Loss from continuing operations to Adjusted EBITDA:

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2020	2019	Change	2020	2019	Change
Loss from continuing operations	$(271.0)	$(86.6)	$(184.4)	$(76.5)	$(211.7)	$135.2
Plus:
Equity in net income of affiliates, net of tax	—	—	—	(0.2)	(0.2)	—
Income tax (benefit) expense	(72.2)	48.1	(120.3)	(293.5)	94.0	(387.5)
Loss from continuing operations before income taxes and equity in net income of affiliates	(343.2)	(38.6)	(304.6)	(370.2)	(117.9)	(252.3)
Plus:
(Gain) loss on sales of assets, net	(0.6)	1.5	(2.1)	1.2	1.5	(0.3)
Foreign currency exchange loss (gain), net	2.9	(7.7)	10.6	(71.1)	(7.6)	(63.5)
Other income, net	(1.3)	(1.0)	(0.3)	(0.8)	(9.1)	8.3
(Gain) loss on derivatives	—	(0.3)	0.3	0.6	(9.2)	9.8
Loss on debt extinguishment	—	0.2	(0.2)	—	22.1	(22.1)
Interest expense	24.7	28.3	(3.6)	75.7	101.5	(25.8)
Interest income	(0.7)	(0.9)	0.2	(1.6)	(2.6)	1.0
Operating loss	(318.2)	(18.4)	(299.8)	(366.2)	(21.3)	(344.9)
Plus:
Depreciation and amortization	18.2	20.4	(2.2)	55.9	61.6	(5.7)
EBITDA	(300.0)	2.0	(302.0)	(310.3)	40.3	(350.6)
Plus:
Share-based compensation expense (3)	2.6	1.2	1.4	7.9	7.5	0.4
Loss on impairment of assets (4)	323.4	—	323.4	350.9	0.2	350.7
EiP implementation expenses (5)	24.4	27.3	(2.9)	66.5	56.1	10.4
Adjusted EBITDA	$50.4	$30.5	$19.9	$115.1	$104.2	$10.9

(3) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

(4) Represents non-cash charges related to impairments of long-lived assets.

(5) Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs) around the world, as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure and certain non-recurring costs incurred in connection with the planned and completed dispositions. Beginning in the third quarter of 2019, EiP also includes expenses associated with an enterprise-wide program aimed at revenue growth.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Adam Smith

adam.smith@laureate.net

U.S.: +1 (443) 255 0724

Source: Laureate Education, Inc.